                                Exhibit (h)(27)

                            Funds Trading Agreement
                          Dated as of January 1, 2001
                                    Between
         Fidelity Investments Institutional Operations Company, Inc.,
                   Banc One Investment Advisors Corporation
                                      And
                            One Group Mutual Funds


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


                            FUNDS TRADING AGREEMENT
                            -----------------------


     AGREEMENT made as of the first day of January, 2001 by Fidelity Investments Institutional Operations Company, Inc. ("FIIOC"), a Massachusetts corporation, One Group Mutual Funds ("One Group") and Banc One Investment Advisors Corporation ("BOIA ").


                                  WITNESSETH:

     WHEREAS:  BOIA serves as investment advisor to One Group Mutual Funds; and
     WHEREAS: One Group is an open-end investment company registered under the Investment Company Act of 1940, as amended, consisting of a series of mutual funds including those listed in Exhibit A attached hereto (individually, the "Fund" and collectively, the "Funds") for whom Banc One Investment Advisors serves as investment advisor; and

     WHEREAS: One Group desires that FIIOC serve as limited agent to accept orders for the purchase, exchange and redemption of securities of the Fund ("Shares") by certain employee benefit plans for which FIIOC performs administrative and recordkeeping services (individually, the "Plan" and collectively, the "Plans");

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

     1.  Appointment of FIIOC.  One Group hereby appoints FIIOC as its agent for
         --------------------
the sole and limited purpose of accepting purchase, exchange or redemption orders for Shares purchased, exchanged or redeemed by the Plan ("Orders"). FIIOC hereby accepts its appointment on the terms and conditions set forth herein. Notwithstanding anything in this Agreement to the contrary, FIIOC shall not be acting as agent for One Group in any manner whatsoever, except in accepting such Orders.

     2.  Orders and Acceptance.  FIIOC, as agent of One Group, shall accept from
         ---------------------
the Plan, Orders for the purchase, exchange or redemption of Shares of the Funds. If such Orders are received by FIIOC prior to the close of trading on the New York Stock Exchange (the "Close of Trading") on a day the New York Stock Exchange is open for business (a "Business Day"), they shall be treated as having been received by One Group on such Business Day ("Trade Date"). One Group will recognize one omnibus account in FIIOC's name in each of the Funds, and will not maintain separate accounts for individual Plans or Plan participants.

     3.  Pricing Information.  By 7:00 p.m. Eastern Time ("ET") each Business
         -------------------
Day, One Group shall cause the transfer agent for the Fund, as identified to FIIOC by One Group ("Transfer Agent"), to input the following information ("Price Information") into the Fidelity Participant Recordkeeping System ("FPRS") via the remote access price screen that FIIOC has


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provided to Transfer Agent: (1) the confirmed net asset value for each Fund at the Close of Trading, (2) the change in each Fund's net asset value from the Close of Trading on the prior Business Day, (3) in the case of Funds which pay a daily dividend, the latest daily accrual for interest rate factor ("mil rate") and the change in the mil rate from the Close of Trading on the prior Business Day, and (4) on ex dividend date, if applicable, dividend and capital gain information. If on any Business Day Transfer Agent does not provide such Price Information to FIIOC, FIIOC shall hold all associated transaction activity in the FPRS until the relevant Price Information is made available by Transfer Agent. The detailed pricing procedures to be followed by Transfer Agent and FIIOC are outlined in Exhibit B attached hereto, as such exhibit may be amended from time to time by the parties hereto.

     4.  Trade Reporting.  By 7:00 a.m. ET each Business Day following Trade
         ---------------
Date ("TD + 1), FIIOC will provide, via facsimile, to Transfer Agent instructions for the net purchase or net redemption of Shares of the Funds based on Orders accepted by FIIOC prior to Close of Trading on the prior Business Day. In the event that such instructions represent estimated trade activity, FIIOC shall provide final instructions to Transfer Agent by no later than 9:00 a.m. ET. Such instructions shall be effected at the public offering price of the Shares of the respective Fund calculated as of the Close of Trading on the Business Day on which the Order was accepted by FIIOC. The detailed activity reporting procedures to be followed by Transfer Agent and FIIOC are outlined in Exhibit C attached hereto, as such Exhibit may be amended from time to time by the parties hereto.

     5.  Settlement.   Settlements shall be made for each Business Day, by wire
         ----------
transfer. Each Business Day FIIOC shall calculate net purchases and redemptions with respect to all Funds occurring on that Business Day. The daily wire transfers between FIIOC and Transfer Agent shall operate as follows:

         (a) For net redemptions, One Group shall cause Transfer Agent to initiate a wire transfer to FIIOC by 11:00 a.m. ET on TD+1.

         (b) For net purchases, FIIOC shall initiate a wire transfer to Transfer Agent by 11:00 a.m. ET on TD+1.

         (c) FIIOC and Transfer Agent shall monitor the receipt of wire transfers on a daily basis. If any wire transfer is not received on the Business Day such wire was required to be initiated and it is determined that the sending party was negligent in initiating the wire transfer, causing the delay or non-receipt of any such wire transfer, then the sending party shall compensate the receiving party for the amount of reasonable interest plus associated bank penalties.


     6.  Confirmation and Reconciliation. Each Business Day One Group shall
         -------------------------------
cause Transfer Agent to send via regular mail to FIIOC transaction confirmations of the prior Business Day's net purchase or net redemption, as the case may be, for each Fund. One Group shall also cause Transfer Agent to send via regular mail to FIIOC, by no later than the fifth Business Day


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following calendar month close, a monthly statement for each Fund. FIIOC shall notify One Group through Transfer Agent of any material differences within twenty (20) Business Days of receipt of the monthly statement. FIIOC and One Group will jointly determine the action to be taken to rectify any material differences.


     7.  Representations of FIIOC.  FIIOC represents that:
         ------------------------

         (a) it has full power and authority to enter into and perform this Agreement;

         (b) it is registered as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act");

         (c) the arrangements provided for in this Agreement will be disclosed to the Plan through its representatives; and

         (d) it will promptly notify Transfer Agent in the event that FIIOC is for any reason unable to perform any of its obligations under this Agreement.

     8.  Representations of One Group.  One Group represents that:
         ----------------------------

         (a) it has full power and authority to enter into and perform this Agreement and is duly authorized to appoint FIIOC as agent for the Fund;

         (b) it is an open-end investment company registered under the Investment Company Act of 1940, as amended;

         (c) the Funds listed on Exhibit A attached hereto are qualified under applicable state securities laws in each of the 50 states of the United States; and

         (d) it will promptly notify FIIOC in the event that it is for any reason unable to perform any of its obligations under this Agreement.

     9.  Fund Waivers.  One Group hereby agrees to waive any and all loads or
         ------------
fees associated with purchase, exchange and redemption transactions. Any trading restrictions, including those related to the size and frequency of transactions, are also waived.

     10. Compensation.  For its services under this Agreement, FIIOC shall be
         ------------
entitled to the fees set forth on Exhibit D, attached to this Agreement, as said Exhibit may be amended from time to time.

     11. Prospectus Delivery.   FIIOC shall be responsible for mailing Fund
         -------------------
prospectuses to Plan participants who request them and for mailing periodic Fund reports to Plan participants, and shall retain the services of a third-party vendor to handle such mailings. One Group shall be responsible for all materials and production costs, and hereby agrees to provide the prospectuses


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and periodic Fund reports to the third-party vendor selected by FIIOC. One Group shall bear the costs of mailing periodic Fund reports to Plan participants.
FIIOC shall bear the costs of mailing prospectuses to Plan participants who request them.

     12.  Proxies.  One Group shall be responsible for all costs associated with
          -------
the production of proxy materials. FIIOC shall retain the services of a third-party vendor to handle proxy solicitation mailings and vote tabulation. Expenses associated with such services shall be billed directly to One Group by the third-party vendor.

     13.  Participant Communications.  One Group agrees to provide internally-
          --------------------------
prepared fund descriptive information approved by the Funds' legal counsel for use by FIIOC in its written Plan participant communication materials. FIIOC shall utilize historical performance data obtained from third-party vendors (currently Morningstar, Inc., FACTSET Research Systems and Lipper Analytical Services) in telephone conversations with Plan participants and in quarterly participant statements. One Group hereby consents to FIIOC's use of such materials. FIIOC shall seek the approval of One Group prior to retaining any other third-party vendor to render such data or materials under this Agreement.

     14.  Information Regarding the Plans.  FIIOC shall transmit to One Group or
          -------------------------------
the Fund (or to any agent designated by either of them) such information concerning the Plans and participants in the Plans as shall reasonably be necessary for One Group to fulfill its obligations under this Agreement and as the Funds shall reasonably conclude is necessary to enable the Funds to comply with applicable state Blue Sky laws.

     15.  Indemnification.  One Group shall indemnify and hold harmless FIIOC,
          ---------------
its affiliates, employees, and agents from any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against FIIOC, its affiliates, employees, or agents, by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to this Agreement, excepting only any and all loss, etc., arising solely from FIIOC's negligence or bad faith.

         (a) In the event that One Group or its Transfer Agent fails to provide Price Information on any Business Day, as detailed in Section 3 of this Agreement, FIIOC shall be entitled to compensation for the amount of any resulting loss to any related Plan investment option. For this purpose, a related Plan investment option is defined as any Plan investment option (including, but not limited to, Fidelity mutual funds, non-Fidelity mutual funds, employer stock, commingled pools, guaranteed investment contracts, and customized separately managed portfolios) impacted by held transaction activity due to One Group or its Transfer Agent's failure to provide timely Price Information to FIIOC.

         (b) In the event that One Group or its Transfer Agent provides an incorrect price and said error causes a monetary loss to any Plan participant account maintained by FIIOC, then Transfer Agent shall be responsible for compensating the account(s) so that any Plan


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


participant who has incurred such a loss shall be made whole in accordance with FIIOC's price error correction policy.

         (c) In the event that Plan participant accounts gain from an incorrect price, FIIOC shall adjust such accounts in accordance with FIIOC's price error correction policy and upon notification to the Plan Sponsor(s). If Plan participants received distributions during the time period affected by an overstated price, FIIOC shall make a reasonable effort to recover overpayments from such participants in accordance with its price error correction policy, upon notification to the Plan Sponsor(s) and provided that Transfer Agent assumes responsibility for all reasonable and demonstrable expenses incurred by FIIOC in attempting to recover the overpayments. If exchange transactions are involved, FIIOC shall sell the excess shares in the affected Plan participant accounts on a current basis and remit the resulting proceeds to Transfer Agent.

         (d) One Group shall not net the impact of individual Plan participant gains and losses in calculating any compensation due Plan participants and/or FIIOC as the result of an incorrect price.

     FIIOC shall indemnify and hold harmless One Group from any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against One Group by reason of any claim, regulatory proceeding, or litigation arising from FIIOC's negligence or bad faith with respect to this Agreement.

     In providing services pursuant to this Agreement, FIIOC and One Group shall comply with all applicable federal and state laws and regulations and each party hereto shall indemnify and hold harmless the other party, its affiliates, employees and agents from any and all loss, damage, penalty, liability, cost and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon or asserted against such party, its affiliates, employees, or agents, by reason of any claim, regulatory proceeding or litigation arising from non-compliance by such party with any such laws or regulations.

     In providing the indemnifications set forth in the immediately preceding paragraph, each party hereto agrees to maintain such insurance coverage as shall be reasonably necessary under the circumstances.

     16.  Governing Law and Matters relating to the Trust as a Massachusetts
          ------------------------------------------------------------------
Business Trust.  This Agreement shall be construed and the provisions hereof
--------------
interpreted under and in accordance with the laws of the Commonwealth of Massachusetts. The names "One Group Mutual Funds" and "Trustees of One Group Mutual Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 23, 1985, as amended and restated February 18, 1999 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the One Group Mutual Funds


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


entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not biding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

     17.  Non-Exclusivity. One Group acknowledges and agrees that FIIOC may
          ---------------
enter into agreements similar to this Agreement with organizations other than One Group which also serve as investment advisers or transfer agents for mutual funds, or otherwise. FIIOC acknowledges and agrees that nothing contained herein shall prohibit One Group or any affiliate of One Group from providing investment advisory, administrative, subaccounting or recordkeeping services to any defined contribution plan or from soliciting any such plan or sponsor thereof to enter into any arrangement with One Group or any affiliate of One Group for such services.

     18.  Termination of Agreement. This Agreement may be terminated at any time
          ------------------------
by either party upon ninety (90) days written notice to the other party. Notwithstanding the foregoing, this Agreement may be terminated immediately upon either (i) a material breach by either party not cured within thirty (30) days after notice from the other, or (ii) upon termination of services from either party to the Plan. The provisions of Section 15 and the second paragraph of this
Section 18 shall survive any termination of this Agreement.

     Upon termination of this Agreement for any reason, purchases of the Funds pursuant to this Agreement shall no longer be permitted through FIIOC. However, shares of the Funds may continue to be redeemed through FIIOC pursuant to the terms of this Agreement, FIIOC shall continue to serve as an agent of One Group for the limited purpose of accepting such redemption orders, and FIIOC shall continue to receive compensation from One Group on existing account balances in accordance with Section 10 of this Agreement.

     19.  Notices. Unless otherwise specified, all notices and other
          -------
communications hereunder shall be in writing and shall be hand delivered or mailed by certified mail to the other party at the following address or such other address as each party may give notice to the other:

          If to One Group:

               One Group Mutual Funds
               PO Box 711235
               Columbus, OH 43271-1235
               Attn.: Robert L. Young, Treasurer

          If to FIIOC:

               82 Devonshire Street
               Boston, MA 02109
               Attn.: Carolyn Redden, MM3H


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     20.  Amendment, Assignment and Other Matters. This Agreement may not be
          ---------------------------------------
amended except by a writing signed by each of the parties hereto. This Agreement shall not be assigned, except to affiliates, by either party without the written consent of the other party. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The headings in this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement. This Agreement, including the Exhibits attached hereto, contains the entire agreement of the parties as to the subject matter hereof and supersedes any prior agreements, written or oral. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.


     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


ONE GROUP MUTUAL FUNDS                   FIDELITY INVESTMENTS
                                         INSTITUTIONAL OPERATIONS COMPANY, INC.

By: /s/ Robert L. Young                  By: /s/ Carolyn Redden
    -------------------                      ------------------
Name: Robert L. Young                    Name: Carolyn Redden
      ---------------                          --------------
Title: Vice President                    Title: Vice President
       --------------                           --------------
Date: December 21, 2000                  Date: December 15, 2000
      -----------------


BANC ONE INVESTMENT
ADVISORS CORPORATION

By: /s/ Mark A. Beeson
    ------------------
Name: Mark A. Beeson
      --------------
Title: Senior Managing Director
       ------------------------
Date: December 21, 2000
      -----------------


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                                   EXHIBIT A

                                     FUNDS
                                     -----


FUND:          One Group Bond Fund
TICKER SYMBOL: WOBDX
CUSIP:         68231N750


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                                   EXHIBIT B

                           REMOTE PRICING PROCEDURES
                           -------------------------

The Price Information as described in Section 3 shall be provided by One Group through Transfer Agent to FIIOC as follows:

(1) One Group shall cause its Transfer Agent to input the Price Information to the FPRS Remote Pricing Screen by no later than 7:00 p.m. ET.

(2) In the event that the FPRS Remote Pricing Screen is unavailable prior to 7:00 p.m. ET, One Group shall cause Transfer Agent to notify FIIOC via telephone, at 859-386-7131, and to then send the Price Information via fax, in FIIOC's format, to 859-491-9167 (primary fax machine) or 859-291-6396 (back-up fax machine), or other numbers as FIIOC may designate in writing from time to time, by no later than 7:00 p.m. ET.

(3) Upon receipt of the faxed Price Information, FIIOC shall contact Transfer Agent by telephone in order to verbally confirm each individual Fund price and the relevant pricing date. If Transfer Agent does not receive such contact from FIIOC by 7:00 p.m. ET confirming the receipt of the fax, then One Group shall cause Transfer Agent to call FIIOC by 7:00 p.m. ET.

(4) In the event that a fax machine is unavailable to either Transfer Agent or FIIOC prior to 7:00 p.m. ET, One Group shall cause Transfer Agent to provide FIIOC with the Price Information via a telephone call, and shall confirm such information via fax as soon as practicable. FIIOC shall document the Price Information received by telephone, referencing the Transfer Agent employee name, date and time.

(5) In the event that Transfer Agent does not provide Price Information to FIIOC in accordance with Steps 1 through 4 above, transactions involving the Fund (which may include other Plan investment options for purposes of participant distributions and exchanges, as described in section 15(a) of this Agreement) shall be held until it is administratively feasible to update these transactions in a next nightly cycle following receipt of Price Information from Transfer Agent. Held transactions shall then be processed "as-of" the original Trade Date.


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                                   EXHIBIT C

                         ACTIVITY REPORTING PROCEDURES
                         -----------------------------

The final net purchase or net redemption activity as described in Section 4 shall be provided by FIIOC to Transfer Agent as follows:

(1) FIIOC shall fax the final net activity information for each Fund to Transfer Agent by no later than 9:00 a.m. ET each day, regardless of whether or not activity occurred.

(2) One Group shall cause Transfer Agent to notify FIIOC by 9:15 a.m. ET if the fax has not yet been received.

(3) In the event that a fax machine is unavailable to either FIIOC or Transfer Agent, FIIOC shall provide Transfer Agent with the activity information via a telephone call and shall confirm such information via fax as soon as practicable. FIIOC shall document the activity information reported, referencing the Transfer Agent employee name, date and time.

(4) Upon receipt of the fax, One Group shall cause Transfer Agent to notify FIIOC via telephone in order to confirm receipt of the fax and the legibility of the information.


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                                   EXHIBIT D

                                 COMPENSATION
                                 ------------

     One Group shall pay $18.00 per annum for each participant who owns shares of one or more of the Funds through a Plan. This per participant fee shall be charged once per annum, and billed in monthly installments, for each participant, regardless of the number of Funds in which a participant has invested through a Plan (i.e., if a single participant has invested in one or more of the Funds through a Plan, One Group shall only be required to pay $18.00 per annum for each such participant). The amount that shall be billed monthly shall be calculated by multiplying the number of participants who own shares of one or more of the Funds through a Plan for a given month by the $18.00 per participant fee and dividing that figure by twelve. The number of participant accounts shall be determined and billable as of the last business day of each calendar month.

     FIIOC, shall calculate the payments at the end of each calendar month and shall forward an invoice to One Group, along with such other supporting data as may be reasonably requested by One Group. One Group shall remit payment to FIIOC via wire transfer within 30 days of receipt of FIIOC's invoice.

     One Group shall pay a portion of the service fee equivalent to the maximum of 15 basis points on assets under management or $18.00 (eighteen dollars) per mutual fund account annually, whichever is greater. Any portion of the fee in excess of the equivalent of this amount shall be paid by BOIA.


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